Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Richard P. Dutkiewicz
Executive VP, Chief Financial Officer
Real Mex Restaurants, Inc.
562-346-1202
rick.dutkiewicz@realmexrestaurants.com

REAL MEX RESTAURANTS ANNOUNCES LAUNCH OF CONSENT SOLICITATION
FOR ITS 14% SENIOR SECURED NOTES DUE 2013

CYPRESS, CA, Tuesday, June 15, 2010 – Real Mex Restaurants, Inc., a Delaware corporation (“Real Mex”), today announced that it had commenced soliciting consents (the “Consent Solicitation”) from holders of its 14% Senior Secured Notes due 2013 (CUSIP 75601 RAF2) (the “Notes”), to effect a proposed amendment (the “Proposed Amendment”) to the indenture governing the Notes (the “Indenture”).

Upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated June 15, 2010 (the “Consent Solicitation Statement”) and the related Consent Letter (the “Consent Letter”) which are being sent to holders of the Notes, Real Mex will pay a consent payment in the amount of $5.00 per $1,000 in principal amount of Notes for consents validly delivered (and not validly revoked) from holders of record of Notes as of 5:00 p.m., New York City time, on June 10, 2010. If the Proposed Amendment is approved and a supplemental indenture is validly entered into, then the supplemental indenture would bind all holders of the Notes, including non-consenting holders, but non-consenting holders would not receive the consent payment.

The Proposed Amendment would, as described more fully in the Consent Solicitation Statement, amend the Indenture to permit affiliates of Sun Capital Partners, Inc. (two of which are existing equityholders of Real Mex’s parent) to acquire a majority of the stock of Real Mex’s parent without requiring Real Mex to make the change of control offer to repurchase the Notes that is contemplated under the Indenture.

At the same time that the Proposed Amendment becomes effective, the Indenture would also be further amended to add an additional covenant, pursuant to which Real Mex would agree that, in an optional redemption of Notes made between July 1, 2011 and June 30, 2012, Real Mex would pay to each holder of redeemed Notes an additional premium equal to 2% of the aggregate principal amount of the Notes redeemed (the “Additional Premium Amendment”). The Additional Premium Amendment will only become effective if sufficient consents are received so that the Proposed Amendment becomes effective.

Sun Cantinas, LLC, an affiliate of Sun Capital Partners, Inc. that is an equityholder of Real Mex’s parent, has agreed to reimburse Real Mex for all consent fees paid by Real Mex in the Consent Solicitation. In addition, if Real Mex becomes required to pay an additional premium to the holders of Notes pursuant to the terms of the Additional Premium Amendment, then Sun Cantinas has agreed to reimburse Real Mex for the aggregate amount of that additional premium.

The Consent Solicitation is scheduled to expire at 12:00 p.m., New York City time, on June 24, 2010, unless extended or earlier terminated. The Consent Solicitation is subject to the satisfaction of certain conditions specified in the Consent Solicitation Statement, including receipt by Real Mex of consents representing a majority in aggregate principal amount of the outstanding Notes owned by non-affiliated holders from whom consent is sought, as well as other customary conditions.

Real Mex has engaged Jefferies & Company, Inc. to act as the solicitation agent in connection with the Consent Solicitation. Wells Fargo Bank, National Association will serve as the information and tabulation agent for the Consent Solicitation. None of Real Mex, its board of directors, the solicitation agent or the information and tabulation agent is making any recommendation as to whether or not holders should deliver consents to the Proposed Amendment.

This press release is for information purposes only and is not an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect to any securities. The Consent Solicitation is made solely by means of the Consent Solicitation Statement and the related Consent Letter. These materials contain important information that should be read carefully before any decision is made with respect to the Consent Solicitation. Requests for the Consent Solicitation Statement and the related Consent Letter may be directed to Wells Fargo Bank, National Association by telephone at (213) 614-2588. Questions regarding the Consent Solicitation may be directed to Jefferies & Company, Inc. at (888) 708-5831.

Forward-Looking Statements

This press release contains forward-looking statements regarding the intention of Real Mex to solicit consents to the Proposed Amendment for the Notes. There is no assurance that Real Mex will successfully complete the proposed Consent Solicitation. Noteholders should not place undue reliance on forward-looking statements as predictions of future results. Real Mex undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

About Real Mex Restaurants, Inc.

Headquartered in Cypress, California, Real Mex is the largest full-service, casual dining Mexican restaurant chain operator in the United States with 183 company -owned restaurants, 152 in California and the remainder in 12 other states. Real Mex’s four primary restaurant concepts, El Torito®, El Torito Grill®, Chevys Fresh Mex® and Acapulco Mexican Restaurant®, offer a large variety of traditional, innovative and authentic Mexican dishes and a wide selection of alcoholic beverages at moderate prices, seven days a week for lunch and dinner, as well as Sunday brunch..

Real Mex is committed to the highest standards and is dedicated to serving the freshest Mexican food with excellent service in a clean, comfortable and friendly environment. For more information please visit the company’s Web site at www.realmexrestaurants.com.